EXHIBIT 5

HART & HART, LLC
ATTORNEYS AT LAW
1624 Washington Street
Denver, CO  80203

William T. Hart, P.C	__________________________	harttrinen@aol.com
Will Hart	(303) 839-0061	Fax: (303) 839-5414

May 1 , 2014

Advanced Cannabis Solutions, Inc.
7750 N. Union Blvd., Suite 201
Colorado Springs, CO 80920

This letter will constitute an opinion upon the legality of the sale by certain selling shareholders of Advanced Cannabis Solutions, Inc., a Colorado corporation (the "Company"), of up to 3 ,415,700 shares of common stock, all as referred to in the Registration Statement on Form S-1 filed by the Company with the Securities and Exchange Commission.

We have examined the Articles of Incorporation, the Bylaws, and the minutes of the Board of Directors of the Company, the applicable laws of the State of Colorado, and a copy of the Registration Statement.  In our opinion,

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the Company was authorized to issue the shares of common stock held by the selling shareholders and such shares were validly issued and represent fully paid and non-assessable shares of the Company’s common stock, and

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the Company has authorized the shares of common stock issuable upon the exercise of the warrants and upon the conversion of the notes and such shares will, when sold, be legally issued, fully paid and non-assessable.

Very truly yours,

HART & HART

/s/ William T. Hart

William T. Hart